Exhibit 99

United Heritage Corporation Announces Financial Results
for the Three and Nine Months Ended December 31, 2006

Midland, Texas, February 20, 2007 - United Heritage Corporation (NASDAQ: UHCP) today announced its financial results for the three and nine months ended December 31, 2006.

Revenues for the three months ended December 31, 2006 increased approximately 40%, to $253,904, as compared to $181,436 for the three months ended December 31, 2005. Revenues for the nine month period increased by approximately 85% over the same period in the 2005 fiscal year, from $492,961 for the nine months ended December 31, 2005 to $909,995. The increase in revenue was due primarily to increased sales production volume and improved prices for oil sold.

Total operating costs and expenses for the three months ended December 31, 2006 increased approximately 30%, from $568,143 in 2005 to $735,914 and total operating costs and expenses for the nine months ended December 31, 2006 decreased approximately 89%, from $24,885,217 in 2005 to $2,624,662. The significant decrease in operating expenses reported for the nine months ended December 31, 2006 as compared to the same period in 2005 resulted from an impairment of oil and gas properties of $23,199,110 that occurred in 2005. General and administrative costs decreased approximately 30% during the three months ended December 31, 2006, from $247,463 incurred during the three months ended December 31, 2005 to $172,557. General and administrative costs increased approximately 48% during the nine months ended December 31, 2006, from $727,634 incurred during the nine months ended December 31, 2005 to $1,080,449. The increase during the nine month period related primarily to stock compensation expense. Interest expense increased approximately 121% for the three months ended December 31, 2006 and approximately 35% for the nine months ended December 31, 2006, to $145,140 and $295,747, respectively, as compared to $65,654 for the three months ended December 31, 2005 and $218,372 for the nine months ended December 31, 2005, due to the increase in debt to Lothian Oil Inc.

Net loss for the three months ended December 31, 2006 was $627,150, an increase of approximately 48% from the net loss of $423,404 for the three months ended December 31, 2005. Net loss for the nine months ended December 31, 2006 was $2,010,414, a decrease of approximately 88% from the net loss of $16,523,942 for the nine months ended December 31, 2005. The decrease in net loss for the nine months ended December 31, 2006 as compared to the same period in 2005 was primarily due to an impairment of oil and gas properties of $23,199,110 that occurred in 2005, offset by a tax benefit of $8,049,925.

Loss per share was $0.10 for the three months and $0.32 for the nine months ended December 31, 2006 as compared with a net loss per share of $0.07 and $2.94 for the same periods during the 2005 fiscal year.

The Company ended the period with cash of $171,388 as compared to cash of $73,458 for the same period in the 2005 fiscal year. Operating activities provided approximately $578,762 during the period, as compared to the Company’s cash usage of $700,829 for the same period during the 2005 fiscal year. The Company used $5,873,242 in investing activities during the period. Investing activities included redevelopment of the Company’s fields in New Mexico and the purchase of production equipment. The Company’s total liabilities at December 31, 2006 were $10,848,635 as compared to $5,676,409 at March 31, 2006, the end of the 2005 fiscal year. The significant increase in the Company’s total liabilities related to an increase in accounts payable that resulted from the development of its oil and gas properties and draws against loans provided by Lothian Oil Inc., the Company’s largest shareholder.

The Company has received two lines of credit from Lothian Oil Inc. totaling $10.5 million. As of December 31, 2006, the Company had drawn down approximately $6,802,000 from the lines of credit. Lothian Oil Inc. may be unable to advance all of the funds it promised pursuant to the terms of the lines of credit and may be unable to continue providing financing for the Company’s operations. The Company and Lothian are continuing to seek financing from other sources, although there is no guarantee that they will be successful.

Safe Harbor
All statements in this press release that are not statements of historical fact are forward-looking statements, including any projections of earnings, revenue, cash or other financial items, any statements of the plans, strategies, and objectives of management for future operations, any statements regarding future economic conditions or performance, statements of belief and any statements of assumptions underlying any of the foregoing. These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include our limited capital resources and limited access to financing and our ability to overcome negative publicity relating to the restatement of our proved reserves. United Heritage Corporation assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so.

UNITED HERITAGE CORPORATION
Consolidated Condensed Statements of Income (Unaudited)

	THREE MONTHS ENDED December 31,		NINE MONTHS ENDED December 31,
	2006	2005	2006	2005
OPERATING REVENUES
Oil and gas sales	$253,904	$181,436	$909,995	$484,267
Processed meat products	—	—	—	8,694
TOTAL OPERATING REVENUES	253,904	181,436	909,995	492,961

OPERATING COSTS AND EXPENSES
Production and operating	406,736	85,799	1,040,920	254,156
Processed meat products	—	—	—	15,996
Selling	—	—	—	—
Depreciation and depletion	156,621	234,881	503,293	688,321
General and administrative	172,557	247,463	1,080,449	727,634
Impairment of oil & gas properties	—	—	—	23,199,110
TOTAL OPERATING COSTS AND EXPENSES	735,914	568,143	2,624,662	24,885,217

LOSS FROM OPERATIONS	(482,010)	(386,707)	(1,714,667)	(24,392,256)

OTHER INCOME (EXPENSE)
Miscellaneous income	—	—	—	7,804
Gain on forgiveness of debt	—	116,457	—	116,457
Loss on notes receivable	—	(87,500)	—	(87,500)
Interest income	—	—	—	—
Interest expense	(145,140)	(65,654)	(295,747)	(218,372)
Loss before income tax	(627,150)	(423,404)	(2,010,414)	(24,573,867)

INCOME TAX BENEFIT	—	—	—	8,049,925

NET LOSS	$(627,150)	$(423,404)	$(2,010,414)	$(16,523,942)

Loss per share (basic)	$(0.10)	$(0.07)	$(0.32)	$(2.94)

Weighted average number of shares (basic)	6,446,850	6,375,454	6,446,850	5,628,099

UNITED HERITAGE CORPORATION
Consolidated Condensed Balance Sheets

	December 31, 2006	March 31, 2006
	(UNAUDITED)
ASSETS
CURRENT ASSETS
Cash	$171,388	$76,366
Trade accounts receivable	109,928	60,269
Inventory	62,921	48,626
Prepaid expenses	8,063	47,530
Total current assets	352,300	232,791

OIL AND GAS PROPERTIES, accounted for
using the full cost method, net of accumulated
depletion and depreciation of $2,507,951
at December 31, 2006 and $2,048,818 at
March 31, 2006
Proved	14,709,444	9,435,979
Unproved	5,781,645	5,781,645
	20,491,089	15,217,624

PROPERTY AND EQUIPMENT, at cost
Equipment, furniture and fixtures	76,030	74,244
Vehicles	196,876	57,603
	272,906	131,847
Less accumulated depreciation	(152,830)	(120,657)
	120,076	11,190

TOTAL ASSETS	$20,963,465	$15,461,605

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Accounts payable	$2,062,386	$1,248,763
Accounts payable, related party	762,088	405,000
Accrued expenses	942,742	344,684
Total current liabilities	3,767,216	1,998,447

LONG-TERM LIABILITIES
Asset retirement obligation	278,914	266,512
Note payable, related party	6,802,505	1,413,003
Total long-term liabilities	7,081,419	3,677,962

SHAREHOLDERS' EQUITY
Preferred stock, $.001 par value,
5,000,000 shares authorized, none issued
Common stock, $.001 par value,
125,000,000 shares authorized; 6,446,850 shares
issued and outstanding:	6,447	6,447
Additional paid-in capital	43,682,809	43,341,208
Accumulated deficit	(33,574,426)	(31,564,012)
Total Shareholders’ Equity	10,114,830	11,783,643

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$20,963,465	$15,461,605